Exhibit 99.1


         ESC Medical and Coherent Medical Group to Combine Creating Worldwide Leader in Medical Light-Based Technologies

         Transaction Expected to be $0.60 Accretive To ESC's Cash EPS --- ESC to Change Name to Lumenis

         --- Investor Conference Call to be Held Today at 9:30 AM EST.

         February 26, 2001 --- Yokneam, Israel (February 26, 2001) -- ESC Medical Systems Ltd. (NASDAQ: ESCM) announced today that it has signed a definitive purchase agreement with Coherent, Inc. (NASDAQ: COHR) to acquire the operations of Coherent Medical Group (CMG), its medical products division, for cash, notes, and stock plus an earnout of up to $25 million. The total consideration, excluding the earn-out, is valued at approximately $203 million.

         Following closing of the transaction and subject to shareholder approval, ESC will change its name to Lumenis, derived from lumen, Latin for light. Post transaction, ESC will be a global leader in the design, manufacture and marketing of light-based medical solutions. Combined sales for the two businesses in year 2000 were approximately $360 million with a focus on aesthetics (approx. $180 million), ophthalmic (approx. $70 million), surgical (approx. $60 million), and service (approx. $50 million). On a pro forma basis (assuming the transaction had been consummated on January 1, 2001 and assuming full synergies had been achieved), ESC estimates that the transaction would be over $0.60 accretive to cash EPS in 2001.

         "We are pleased to join forces with CMG with its stellar reputation in the medical community. We believe that combining its high quality products and unparalleled customer service with ESC's strong record of product innovation will accelerate the profitable growth of the new company and delight our customers," said Prof. Jacob A. Frenkel, Chairman of ESC.

         "We are excited about the opportunities that this transaction will create for our customers, shareholders and employees," said Yacha Sutton, President and CEO of ESC. "CMG's products and distribution assets are highly complementary to ESC. In combination with our own, they will create critical mass across our various markets to better enable us to maximize our innovative R&D pipeline quickly on a global basis," Mr. Sutton concluded.

         Mr. Sutton will continue as CEO, Mr. Louis Scafuri will remain the COO and Mr. Sagi Genger will continue as CFO. Mr. Jim Taylor, President of CMG, and Mr. Robert Grove, President of Coherent Star, will also play significant roles in the combined company.

         Bernard Couillaud, CEO of Coherent, Inc., commented, "We are very pleased to enter into this agreement with ESC Medical. I have been impressed with the actions of ESC's management team over the past eighteen months. The creation of a strong and independent medical business benefits Coherent's employees, customers and stockholders. This combination enables our medical group to grow and prosper, while providing us with an opportunity to participate in its future growth. As a result of this transaction, our customers will have a greater choice of products and services and our employees better job opportunities. The transaction furthers Coherent's strategic opportunities that we have in our telecommunications, semiconductor and electro-optics markets."

         Consideration for the transaction is as follows: $100 million in cash, 5.4 million shares, and $12.9 million in eighteen-month 5% subordinated notes. The shares issued will be entitled to registration commencing thirty months after closing. At closing, Bernard Couillaud, CEO of Coherent, Inc., will be appointed to ESC's Board of Directors. In addition, following the closing, Coherent, Inc. will continue to supply parts and components and provide, on a transitional basis, on-going technical and operational support.

         ESC has also executed commitment letters with two leading Israeli banks to finance the transaction. ESC will be provided with up to $242 million in financing to consist of a $100 million six-year term loan to fund the cash portion of the transaction, a $50 million revolver to fund ongoing working capital needs, and draw down rights of up to $92 million to refinance the outstanding subordinated convertible notes upon maturity. The draw down rights are subject to certain operational and indebtedness milestones.

         Integration teams are being created to capture best practices of both organizations to maximize customer benefits and achieve the acquisition synergy objectives. These teams will be working during the 60-day post-signing transitional period under the leadership of COO Lou Scafuri and will be composed of key managers from both organizations. The overall objective is to create a rapid and smooth transition that achieves the acquisition goals of strengthening customer relationships, opening new opportunities for employees, and generating superior returns for shareholders.

         Consummation of the transaction is subject to customary conditions, including approval from regulatory authorities.

         ESC management will be holding a conference call this morning, Monday, February 26, at 9:30 AM EST. To participate, please dial (913) 981-5571 approximately ten minutes prior to the scheduled start of the call. A replay will be available beginning at 12:30 PM EST at (719) 457-0820, access code 420447. The call will also be webcast on ESC's website: http://www.escmed.com.

         Concurrent with this release Coherent, Inc. will be issuing a press release regarding this transaction.

---------------------------

         ESC Medical Systems develops, manufactures and markets medical devices utilizing state-of the art pRoprietary intense pulsed light source and laser technology. Its systems are used in a variety of aesthetic, surgical and medical applications, including the non-invasive treatment of veins and other benign vascular lesions, pigmented lesions, hair removal and skin rejuvenation, as well as ENT, OB/GYN and neurosurgery. For more information about ESC, and its products log on to http://www.escmed.com.

         Founded in 1966, Coherent, Inc, is a Standard & Poor's SmallCap 600 company and a world leader in providing photonics based solutions to the commercial, scientific, medical, and telecom markets. For more information about Coherent, visit the Company's Web site at http://www.coherentinc.com for product and financial updates.

         ESC cautions that certain forward looking statements contained in this announcement or other statements which may be made about the transaction, including, without limitation, the effect of the combination on ESC's earnings and cash flows, are qualified by important factors that could cause actual operating results to differ materially from those described herein or any such statements. These factors could include, among others, the following: (i) factors disclosed from time to time in ESC's filings with the Securities and Exchange Commission; (ii) the occurrence of unanticipated events and circumstances which may render the transaction less beneficial to ESC than projected; (iii) the effect of the intense competition facing ESC and Coherent's medical group; and (iv) the inability of ESC to integrate successfully its operations with those of Coherent's medical group and thereby achieve the anticipated cost savings and other synergies and be in a position to take advantage of potential opportunities for growth. Results actually achieved thus may differ materially from the expected results described herein or any such statement. Please refer to ESC's Annual Reports on Form 10-K, its Current Reports on Form 8-K and its Quarterly Reports on Form 10-Q for a more detailed description of certain of these factors.

                  Contact information:
                  Lynn Golumbic, ESC Medical Systems
                  (011) 972 4 959 9000
                  or
                  Mark Kesselman, Eurofinance
                  1 (212) 628-9866